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                                                                  Exhibit 5.1(a)


                       [KIRKLAND & ELLIS LETTERHEAD]





                             200 East Randolph Drive
                             Chicago, Illinois 60601
Chicago, Illinois 60601                                             Facsimile:
To Call Writer Directly:           312-861-2000                    312-861-2200





                                    May 30, 2003


IMC Global Inc.
and each of the Guarantors
of the Exchange Notes
100 South Saunders Road
Suite 300
Lake Forest, IL 60045

       Re:  REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 333-820626
            ---------------------------------------------------------------

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to IMC Global Inc., a Delaware corporation (the "ISSUER"), and each of the other guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the "GUARANTORS" and the Guarantors, together with the Issuer, are hereinafter referred to as the "REGISTRANTS"), in connection with the proposed registration by the Issuer of $117,500,000 in aggregate principal amount of the Issuer's 11.250% Senior Notes due 2011, Series B (the "EXCHANGE NOTES") pursuant to a Registration Statement on Form S-4 (Registration No. 333-103362) originally filed with the Securities and Exchange Commission (the "Commission") on February 21, 2003, under the Securities Act of 1933, as amended (the "ACT") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "REGISTRATION STATEMENT"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "GUARANTEES"). The Exchange Notes and the Guarantees are to be issued pursuant to indentures (as amended and supplemented from time to time, collectively the "INDENTURE"), dated as of May 17, 2001, between the Issuer, the Guarantors and The Bank of New York, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's 11.250% Senior Notes due 2011 (the "OLD NOTES"), of which $117,500,000 in aggregate principal amount is outstanding.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and By-Laws of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, and (iv) the Registration Statement.


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IMC Global Inc.
May 30, 2003
Page 2



     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

     Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and
(iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Issuer and Guarantors, respectively, enforceable against the Issuer and the Guarantors in accordance with their terms.

     We hereby consent to the filing of this opinion with the commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Validity of the New Securities" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder or the federal law of the United States. We note that the issuer and certain of the Guarantors are organized in jurisdictions other than the States of New York or Delaware. We are not licensed to practice law in these other jurisdictions and consequently, in giving this opinion we are relying on the opinions of (i) MacPherson Leslie & Tyerman, LLP, Saskatchewan, Canada with respect to authorization, execution and delivery of the Guarantees by IMC Canada Ltd. (ii) Stewart McKelvey Stirling and Scales, Nova Scotia, Canada with respect to authorization, execution and delivery of the Guarantees by IMC Potash Colonsay ULC, (iii) Baker & McKenzie,
Amsterdam, Netherlands with respect to authorization, execution and delivery of the Guarantees by with respect to authorization, execution and delivery of the Guarantees by IMC Global Netherlands B.V. and IMC Dutch Holdings B.V., and (iv) Alexander & Simon, Curacao, Netherland Antilles with respect to authorization, execution and delivery of the Guarantees by IMC Potash Colonsay N.V. and IMC Global Potash Holdings N.V.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or


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IMC Global Inc.
May 30, 2003
Page 3



supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                          Sincerely,

                                          /s/ KIRKLAND & ELLIS

                                          Kirkland & Ellis



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                                   SCHEDULE A
                                   ----------



FMRP Inc.
IMC Canada Ltd.
IMC Chemical North America, Inc.
IMC Chemicals Inc.
IMC Dutch Holdings B.V.
IMC Global Operations Inc.
IMC Global Netherlands B.V.
IMC Global Potash Holdings N.V.
IMC Phosphates Company
IMC Potash Carlsbad Inc.
IMC Potash Colonsay N.V.
IMC Potash Colonsay ULC
IMC Sulphur Holdings LLC
IMC USA Holdings Inc.
IMC USA Inc. LLC
KCL Holdings, Inc.
NATI LLC
Phosphate Resource Partners Limited Partnership
The Vigoro Corporation